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                SECOND AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

          THIS SECOND AMENDMENT to the Shareholder Rights Agreement (as amended, the "Rights Agreement"), dated as of November 21, 1991, between Florida Progress Corporation (the "Company") and Manufacturers Hanover Trust Company ("Manufacturers"), as amended by Amendment to Shareholder Rights Agreement, dated as of February 20, 1997, between the Company and The First National Bank of Boston, as successor to Manufacturers, is made and entered into as of August 22, 1999, between the Company and BankBoston, N.A. (formerly known as The First National Bank of Boston), a national banking association (the "Rights Agent").

          WHEREAS, the parties hereto are parties to the Rights Agreement;

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below; and

          WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

          1. The third sentence of the definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended in its entirety as follows:

          Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person (together with all Affiliates and Associates of such Person) to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person (together with all Affiliates and Associates of such Person) becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Common Stock of the Company (other than by means of a stock dividend or stock split), then such Person shall be deemed to be an "Acquiring Person" and (ii) neither Carolina Power & Light Company ("CPL") nor CP&L Holdings, Inc. ("Holdco") shall be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the
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          Agreement and Plan of Exchange (the "Exchange Agreement") dated as of
          August 22, 1999, among CPL, the Company and Holdco or the consummation of the transactions contemplated by the Exchange Agreement (the "Exchange").

          2. Section 7(a) of the Rights Agreement is hereby amended by replacing the phrase "(the earlier of the dates specified in Section 7(a)(i) or 7(a)(ii) being referred to in this Agreement as the "Expiration Date")" with the following:

          or (iii) immediately prior to the effective time of the Exchange contemplated by and in accordance with the Exchange Agreement (the earlier of the dates specified in Section 7(a)(i), 7(a)(ii) or 7(a)(iii) being referred to in this Agreement as the "Expiration Date").

          3. Section 11(a)(ii)(B) of the Rights Agreement is hereby amended by adding, after the phrase "Section 13(a) of this Agreement,", the following:
"pursuant to the Exchange Agreement".

          4. Clause (a)(iii) of Section 13 of the Rights Agreement is hereby amended to read in its entirety as follows:

          (iii) other than pursuant to the Exchange Agreement, the Company shall effect a statutory share exchange, with the outstanding common stock of the Company being exchanged for stock or other securities of any other Person, or for money or other property; or

          5. Section 18 of the Rights Agreement is hereby amended by adding the word "gross" before the word "negligence" in the second sentence thereof.

          6. Section 20(c) of the Rights Agreement is hereby amended by adding the word "gross" before the word "negligence".

          7. Section 26(b) of the Rights Agreement is hereby amended by replacing the address of the Rights Agent with the following:

          BankBoston, N.A.
          c/o EquiServe Limited Partnership
          150 Royall Street
          Canton, MA  02021
          Attn: Client Administration

          8. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely within such State.

                                       2
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          9.   Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

          10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the date first above written.


                              FLORIDA PROGRESS CORPORATION


                              By: /s/ Kenneth E. Armstrong
                                  ------------------------------------
                              Name: Kenneth E. Armstrong
                              Title: Vice President and General Counsel




                              BANKBOSTON, N.A. (f/k/a THE FIRST
                              NATIONAL BANK OF BOSTON)


                              By: /s/ Francis G. Arren
                                  ------------------------------------
                              Name: Francis G. Arren
                              Title: Administration Manager